CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 13, 2000 relating to the financial statements and financial statement schedule, which appears in the Meteor Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 1999.



/S/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, Colorado
September 20, 2000